Exhibit 99.1

Bio-Bridge Science Announces Increase of $1.45 Million to Private Placement

OAK BROOK, Illinois--Bio-Bridge Science, Inc. (OTCBB:BGES), a biotechnology company engaged in the commercial development of vaccines for the prevention and treatment of human infectious diseases announced today that it had increased the size of its private placement by closing a sale of additional investment units. Each investment unit consists of a share of common stock, two series of common stock purchase warrants to purchase 0.5 share of common stock respectively. The offering of $1,450,000 of investment units was purchased by a director, Mr. Cheung Hin Shun Anthony.

The Company will receive total proceeds of $ 1.45 million. $120,000 was paid at closing, and the balance of $1.33 million will be paid in ten equal amounts in monthly installments until May 31, 2009. The proceeds will be used for general working capital purpose and to fund our vaccine development activities in China.

Dr. Liang Qiao, Chairman and CEO of Bio-Bridge said, “We are happy to see our directors show a strong support for our company and have confidence in our business and strategy. We closed private placements for a total $4.23 million recently, including Mr. Cheung’s investment. We expect that these funds will assist us in both our core business of vaccine development and in plans for our acquisitions/joint ventures. We are optimistic that our continuous hard work will begin to demonstrate results.

This press release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof. Please refer to the Company's SEC filings for additional information.

Contact:

Bio-Bridge Science, Inc.
Chris Young, 630-928-0869
cyoung@bio-bridge-science.com